Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We were the independent auditor of So Act Network, Inc. (F/K/A 43010, Inc.) from December 9, 2005 (inception) to January 16, 2009.  We audited the financial statements of So Act Network, Inc. for the year ended December 31, 2007 and issued a report dated February 25, 2008.

We hereby consent to the use in this Registration Statement on Form S-1/A the audited balance sheets of So Act Network as of December 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the twelve months then ended December 31, 2007 and the period from December 9, 2005 (inception) through December 31, 2007.

We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Gately & Associates, LLC.

GATELY & ASSOCIATES, LLC.

Altamonte, Florida
July 27, 2009